Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

April 24, 2014

Barclays OFI GLOBAL ASSET MANAGEMENT TM Products Quick links Product Search Enter CUSIP/Ticker/Underlyer Barclays OFI SteelPath MLP ETNs About Barclays OFI SteelPath MLP ETNs The Barclays OFI SteelPath MLP ETNs offer exposure to the OFI SteelPath Midstream MLP Strategy, and are linked to the Barclays OFI SteelPath Midstream MLP Index (BXIIOSMS). The Index Constituents are selected for inclusion in the Index based on certain eligibility criteria, including distribution payment history, lower relative correlation to oil and natural gas prices, and size as measured by free-float market capitalization and average daily trading value. More Information Barclays & OFI Global Asset Management OFI Global Asset Management’s association with Barclays combines OFI SteelPath’s experience and leadership within the energy infrastructure space with Barclays’ strong brand and position in exchange-traded notes. The association expands OFI SteelPath’s footprint beyond the mutual funds and separately managed accounts offered through the OFI Global Asset Management franchise, and provides another investment vehicle to better serve clients’ needs in this asset class. About OFI Global Asset Management OFI Global Asset Management consists of OppenheimerFunds, Inc. and certain of its advisory subsidiaries, including OFI Global Asset Management, Inc., OFI Global Institutional, Inc., OFI SteelPath, Inc. and OFI Global Trust Company. The firm offers a full range of investment solutions across equity, fixed income and alternative asset classes. As of March 31, 2014, the firm managed $237.01 billion in assets. Clients include institutional investors globally such as corporations, public funds, foundations and endowments, as well as retail mutual fund investors. Contact us ETN Desk For all enquiries please email us at etndesk@barclays.com or phone us on: +1 212 528 7990

Disclosure PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS Selected Risk Considerations An investment in any ETNs linked to the Barclays OFI SteelPath Midstream MLP Index (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level between the inception date and the applicable valuation date. Additionally, if the VWAP level is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the VWAP value has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the Index: Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level. Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or early redemption of your ETNs, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index. No Guaranteed Coupon Payments: You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date. The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date. Market and Volatility Risk: The return on the ETNs is linked to the performance of the VWAP level of the Index which, in turn, is linked to the performance of the master limited partnerships and other securities that are included as index constituents at any time. The prices of the index constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways. Concentration Risk: The index constituents are companies in the Midstream – Oil & Gas and Liquid Petroleum and Natural Gas Shippers categories, as determined by the Bloomberg Industry Classification System® (“BCIS”). In addition, many of the Index Constituents are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. The ETNs are susceptible to general market fluctuations in the energy infrastructure and midstream energy business MLP market and to volatile increases and decreases in value, as market confidence in, and perceptions regarding the index constituents change. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. In case where the ETNs provide exposure to MLPs, tax treatment of the ETNs may be less favourable than a direct investment in MLPs. You should consult your own tax advisor about your tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.barclays.com/etn/ofisteelpath or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. OppenheimerFunds Distributor, Inc. (“OFDI”), doing business as OFI Global Asset Management, assists in the promotion of the Barclays OFI SteelPath MLP ETN. OFDI is not affiliated with Barclays Capital Inc. or Barclays Bank PLC. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Barclays Capital Inc. and its affiliates do not provide tax advice. Any discussion of US federal income tax matters herein is provided as a matter of general information, and should not be construed to represent tax advice. Please be advised that any discussion of US tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding US tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. You should refer to the applicable prospectus for any relevant ETN, ETF or other investment for more detailed information, and should also consult your tax advisor prior to making any investment decision. “OFI SteelPath”, “OFI Global Asset Management”, the Four Hands Design Mark (#86085815), and the OFI Global Asset Management Design Mark (#86049459) are trademarks of OFI SteelPath, Inc. (the “Index Selection Agent”) or its licensors, and have been licensed for use by Barclays Bank PLC in connection with the Barclays OFI SteelPath Midstream MLP Index. “Barclays” is a trademark of Barclays Bank PLC. Barclays Capital Inc. (the “Index Sponsor”) and the Index Selection Agent do not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and neither the Index Sponsor nor the Index Selection Agent shall have any liability for any errors, omissions, or interruptions therein. The Index Sponsor and the Index Selection Agent do not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. ®2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE Contact Us About Us Disclosure Privacy & Cookies Accessibility © Barclays Bank PLC 2014

Barclays OFI GLOBAL ASSET MANAGEMENTTM Products Product Listing Barclays OFI SteelPath MLP ETN Quick links Product Search Enter CUSIP/Ticker/Underlyer Product Summary Barclays OFI SteelPath MLP ETN Details Summary Name Barclays OFI SteelPath MLP ETN ETN Ticker OSMS VWAP Ticker BXVWOSMS Issue Price $25.00 per ETN Bloomberg Index Ticker BXIIOSMS CUSIP 06742K618 Primary Exchange NYSE Arca Daily Fee Value 0.85%* Issue Date 23 Apr 2014 Maturity 06 May 2044 Documentation Prospectus OSMS Infosheet Tax FAQ ETN Fundamentals OSMS ETN FAQ Performance Closing Indicative Note Value2 USD Notes Outstanding Market Capitalization3 USD 0 Last Price Update:

Description The Barclays OFI SteelPath MLP ETNs (the “ETNs”) are linked to the Volume-Weighted Average Price (“VWAP”)1 level of the Barclays OFI SteelPath Midstream MLP Index (the “Index”). The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level of the Index between the inception date and the applicable valuation date. An investment in the ETNs involves significant risks and may not be suitable for all investors. For more information on risks associated with the ETNs, please see “Selected Risk Considerations” below and the risk factors included in the relevant prospectus. The Index is designed to track the performance of a basket of direct interests in master limited partnerships and limited liability companies (collectively, the “Index Constituents”) organized in the United States that trade on certain U.S. exchanges, are classified in the Midstream Oil & Gas category or Liquid Petroleum & Natural Gas Shippers category according to the Bloomberg Industry Classification System® (“BICS”) and meet certain eligibility criteria for inclusion in the Index, including their distribution payment history and their size as measured by free-float market capitalization and average daily trading value. Owning the ETNs is not the same as owning interests in the Index Constituents or a security directly linked to the performance of the Index. * The Daily Fee Value on any calendar day is equal to the product of (1) the closing VWAP level on such calendar day divided by the VWAP factor and (2) 0.85% divided by 365. Because the daily fee value is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.85% per year. 1 The volume-weighted average price (VWAP) level of the Index reflects the level of the Index as adjusted by ratio of the value of each Index component traded to total volume of that Index component traded over an index business day. 2 “Current Yield” equals the current Coupon Amount annualized and divided by the relevant closing indicative value of the ETNs, rounded for ease of analysis. The relevant closing indicative value is the closing indicative value of the ETNs referenced in the coupon declaration press release issued for that coupon payment 3 Market Capitalization = Closing Indicative Note Value x Notes Outstanding Returns: ETN Inception Date Barclays OFI SteelPath MLP ETN N/A Barclays OFI SteelPath Midstream MLP Index N/A Source: Barclays. Subject to change. ETN returns are for illustrative purposes only. ETN returns measure the returns over the relevant period using the change in the indicative value expressed as a percentage from the beginning of the relevant period to the end of the relevant period and reflect the deduction of applicable fees and costs. Past performance does not guarantee future results. The Index was launched on April 15, 2014 and has very limited historical performance data. Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot directly invest in an index. Past performance does not guarantee future results.

Coupons The ETNs are designed to pay a quarterly coupon if the distributions accrued over the relevant quarter that would be received by a hypothetical holder of the MLPs in the Index exceed the accrued investor fees over the quarter. Accordingly, on the applicable coupon valuation date, the coupon amount would be equal to the greater of (i) zero and (ii) (1) the accrued dividend on such coupon valuation date minus (2) the accrued investor fee on such coupon valuation date. There is no guarantee that the ETNs will pay coupon. If on any coupon valuation date the accrued fees are greater than the accrued dividend, the investor will not receive a coupon payment on the applicable coupon payment date. The value of any distributions in respect of any Index Constituents occurring after a coupon valuation date but before the immediately following coupon ex-date will not be reflected in the accrued dividend on such coupon valuation date and, therefore, will not be reflected in the coupon amount payable on the corresponding coupon payment date. The coupon adjustment dividend amount will equal zero on any calendar day that is not a coupon ex-date. On any calendar day that is a coupon ex-date, the coupon adjustment dividend amount will equal the accrued dividend on the coupon valuation date immediately preceding such coupon ex-date. The coupon adjustment fee amount will equal zero on any calendar day that is not a coupon ex-date. On any calendar day that is a coupon ex-date, the coupon adjustment fee amount will equal (i) the coupon adjustment dividend amount on such coupon ex-date, if the coupon amount in respect of such coupon-ex date is zero or (ii) the accrued investor fee on the coupon valuation date immediately preceding such coupon ex-date, if the coupon amount in respect of such coupon-ex date is greater than zero. Coupon Valuation Date Coupon Ex Date Coupon Record Date Coupon Payment Date Coupon Amount Current Yield5 05/15/2014 05/27/2014 05/29/2014 06/06/2014 N/A N/A Source: Barclays. Subject to change. Coupon payments are calculated and paid in accordance with the terms described in the relevant prospectus. Past performance is not indicative of future results.

Disclosure PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS Selected Risk Considerations
An investment in any ETNs linked to the Barclays OFI SteelPath Midstream MLP Index (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level between the inception date and the applicable valuation date. Additionally, if the VWAP level is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the VWAP value has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the Index: Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level. Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or early redemption of your ETNs, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index. No Guaranteed Coupon Payments: You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date. The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date. Market and Volatility Risk: The return on the ETNs is linked to the performance of the VWAP level of the Index which, in turn, is linked to the performance of the master limited partnerships and other securities that are included as index constituents at any time. The prices of the index constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways. Concentration Risk: The index constituents are companies in the Midstream – Oil & Gas and Liquid Petroleum and Natural Gas Shippers categories, as determined by the Bloomberg Industry Classification System® (“BCIS”). In addition, many of the Index Constituents are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. The ETNs are susceptible to general market fluctuations in the energy infrastructure and midstream energy business MLP market and to volatile increases and decreases in value, as market confidence in, and perceptions regarding the index constituents change. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. In case where the ETNs provide exposure to MLPs, tax treatment of the ETNs may be less favourable than a direct investment in MLPs. You should consult your own tax advisor about your tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.barclays.com/etn/ofisteelpath or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. OppenheimerFunds Distributor, Inc. (“OFDI”), doing business as OFI Global Asset Management, assists in the promotion of the Barclays OFI SteelPath MLP ETN. OFDI is not affiliated with Barclays Capital Inc. or Barclays Bank PLC. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Barclays Capital Inc. and its affiliates do not provide tax advice. Any discussion of US federal income tax matters herein is provided as a matter of general information, and should not be construed to represent tax advice. Please be advised that any discussion of US tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding US tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. You should refer to the applicable prospectus for any relevant ETN, ETF or other investment for more detailed information, and should also consult your tax advisor prior to making any investment decision. “OFI SteelPath”, “OFI Global Asset Management”, the Four Hands Design Mark (#86085815), and the OFI Global Asset Management Design Mark (#86049459) are trademarks of OFI SteelPath, Inc. (the “Index Selection Agent”) or its licensors, and have been licensed for use by Barclays Bank PLC in connection with the Barclays OFI SteelPath Midstream MLP Index. “Barclays” is a trademark of Barclays Bank PLC. Barclays Capital Inc. (the “Index Sponsor”) and the Index Selection Agent do not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and neither the Index Sponsor nor the Index Selection Agent shall have any liability for any errors, omissions, or interruptions therein. The Index Sponsor and the Index Selection Agent do not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. ®2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE Contact Us About Us Disclosure Privacy & Cookies Accessibility © Barclays Bank PLC 2014